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                                                                    Exhibit 16.1

                               (DELOITTE & TOUCHE
                               BRIGHTMAN ALMAGOR)




Date:        July 22, 2003

Ref. No.:    751623




Securities and Exchange Commission

Washington, D.C. 20549



Ladies and Gentlemen,


We were previously accountants for TTR Technologies Inc. ("TTR") and, under the date of March 20, 2003, we reported on the consolidated financial statements of TTR as of and for the year ending December 31, 2002. On May 15, 2003, we notified the Company that we have declined to stand for re-election as its auditors for the year ending December 31, 2003. We have read TTR's statements included under Item 4 of its Form 8-K dated July 18, 2003, and we agree with such statements.




Very truly yours,


By:   /s/  Brightman Almagor & Co.

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Brightman Almagor & Co.

A Member of Deloitte Touche Tohmatsu


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